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                                                                  Exhibit 99(a)

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of December 20, 1993, by and between PATTEN CORPORATION, a Massachusetts corporation (the "Company"), and GEORGE F. DONOVAN ("Employee").


                              W I T N E S S E T H:


         WHEREAS, the Company currently employs the Employee in the capacity of President and Chief Operating Officer, and the Employee is a key member of management of the Company; and

         WHEREAS, pursuant to prior action of the Board of Directors of the Company (the "Board of Directors" or the "Board"), effective January 1, 1994, Employee shall, in addition to serving as President of the Company, serve as Chief Executive Officer of the Company, with general executive powers and with powers and duties commonly incident to such position in accordance with the Company's by-laws, including having general and active management of the day-to-day business, operations and affairs of the Company;

         WHEREAS, the Company desires that the Employee continue in the employ and service of the Company, and Employee desires to so continue in the employ and service of the Company, and the Company and Employee desire to formalize Employee's employment arrangement with the Company, all upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Employee, by reason of the nature of Employee's duties and responsibilities, has been and will be provided access to the Company's trade secrets and other confidential, proprietary and sensitive competitive information and the Company desires to maintain the confidentiality of such and formalize an appropriate agreement with Employee.

         NOW, THEREFORE, for and in consideration of the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


         1. DUTIES. The Company hereby employs Employee, and Employee hereby agrees to and accepts employment by the Company, as its President and, from and after January 1, 1994, as its Chief Executive Officer, for the term set forth below in paragraph 2, on the terms and subject to the conditions set forth in this Agreement. During the term of his employment hereunder, (i) from





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the date hereof through December 31, 1993, Employee shall be the president and principal operating officer of the Company, responsible for the general and active management of the day-to-day business, operations and affairs of the Company, subject to the direction of the Chairman of the Board and subject to the direction and control of the Board of Directors, and (ii) from and after January 1, 1994 (for the term specified in paragraph 2 hereof), Employee shall, in addition to the foregoing, be the principal executive officer of the Company, with general executive powers and duties regarding the Company and with active management of the day-to-day business, operations and affairs of the Company, subject to the direction and control of the board of directors of the Company (the "Board of Directors" or the "Board"). Employee shall also perform such additional duties as may be assigned to Employee from time to time by the Board in accordance with the Company's by-laws. During the term of employment, Employee agrees to work on a full- time basis, to devote his full and exclusive business time and attention to the performance of his duties hereunder and to carry out his employment in a good and professional manner.

         2. TERM. The term of Employee's employment hereunder shall be from the date hereof through the date of the first meeting of the Board following the Annual Meeting of Shareholders of the Company in 1994 at which officers of the Company are appointed (hereinafter, the "1994 Termination Date"), subject to the termination provisions set forth in paragraphs 5, 6, 7, 8 and 9 hereof; provided, however, that, subject to the termination provisions set forth in paragraphs 5, 6, 7, 8 and 9 hereof, the term of this Agreement shall automatically be extended beyond the 1994 Termination Date until such time as the Company, in its sole judgment and discretion, notifies Employee in writing of the expiration of his term of employment hereunder, upon not less than (i) from the date hereof through the 1994 Termination Date, one (1) year's prior written notice to Employee, (ii) from the day after the 1994 Termination Date through the first meeting of the Board following the Annual Meeting of Shareholders of the Company in 1995 at which officers of the Company are appointed (the "1995 Date"), nine (9) months' prior written notice to Employee,
(iii) from the day after the 1995 Date through the first meeting of the Board following the Annual Meeting of Shareholders of the Company in 1996 at which officers of the Company are appointed (the "1996 Date"), six (6) months' prior written notice to Employee, and (iv) from the day after the 1996 Date through any date thereafter, one (1) week's prior written notice to Employee. Notwithstanding the foregoing, the Company may terminate Employee's employment hereunder at any time without Cause (as such term is defined below), provided that it provides to Employee the notice and payments required in paragraph 8 below.

         3. COMPENSATION. (a) Salary. During the term of Employee's employment under this Agreement, the Company covenants and agrees that, in consideration of the services performed and to





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be performed hereunder, it will pay to Employee, at its regular and customary intervals for payment, a minimum salary at the rate of $250,000.00 per annum, subject to increase from time to time in the sole judgment and discretion of the Board.

                          (b)  Bonus.  Employee shall also be eligible to
receive cash bonuses, payable annually, pursuant to the incentive bonus schedule for senior management approved by the Board and attached hereto as Annex I (or as otherwise approved by the Board or the Compensation Committee of the Board). Any such bonuses shall be paid within 90 days following the applicable fiscal year end.

         4. BENEFITS. Employee shall be entitled to the following benefits (if applicable) during the period of his employment hereunder:

                 (a) Employee shall be entitled, in accordance with the Company's general policies and procedures for management personnel, to participation in any pension, savings, 401(k), stock option, employee stock ownership and profit-sharing plans, health insurance, leave, vacation and other employment benefits as are made available from time to time by the Board to or for the benefit of Company management. Information regarding all such policies, plans and arrangements of the Company have been made available to Employee.

                 (b) During his term of employment, Employee shall be entitled to prompt reimbursement of all reasonable expenses actually paid or incurred by Employee, against invoices therefor, in the course of and pursuant to the performance of his duties hereunder and in connection with promoting or carrying out the business of the Company. Employee agrees to maintain adequate documentary proof and written records, in such detail as the Company may reasonably request, of all fees, costs and expenses to be reimbursed by the Company hereunder.

         5. DISABILITY. In the event that Employee shall be incapacitated by reason of mental or physical disability during the term of his employment hereunder such that he is substantially prevented from performing his duties and services hereunder for a period of 45 consecutive days, or for shorter periods aggregating 75 days during any 12-month period (a "Disability"), the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon Employee's employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by the Company, on a monthly basis, his monthly compensation as in effect on the date of termination for the lesser of (i) six
(6) months and (ii) the remaining term of this Agreement. Employee shall accept such payments in full discharge and release of the




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Company of and from any further obligations under this Agreement.  Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         6.      DEATH.   In the event of Employee's death during the term of
his employment hereunder, Employee's designated beneficiary or, if no such beneficiary shall have been designated by Employee, the estate of Employee, shall be entitled to receive and shall be paid by the Company any and all of Employee's salary compensation in effect on the date of his death, and any other amounts due to Employee (and unpaid), in each case through the date of death. Employee shall be entitled to no payments or benefits following the date of death. Such payments shall be in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee (or Employee's estate) otherwise than under this Agreement.

         7.      TERMINATION BY THE COMPANY FOR CAUSE.

                 (a) The Company shall have the right to terminate the employment of Employee hereunder for cause (as used herein, "Cause") at any time if:

                          (i)     Employee shall be convicted by a court of
competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to materially and adversely reflect upon the reputation of the Company or its senior management; or

                          (ii)     Employee shall commit any act of
embezzlement, fraud or similar dishonest and injurious conduct against or with respect to the Company; or

                          (iii) Employee shall demonstrate willful and
injurious misconduct in connection with the performance of his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Board in accordance with the provisions hereof); or

                          (iv) Employee shall demonstrate reckless or grossly
negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under this Agreement (and/or as assigned to him from time to time by the Board in accordance with the provisions hereof).

                 (b) Any determination to terminate Employee for Cause pursuant to paragraph 7(a) hereof shall be made in the good faith judgment of the Board after Employee has been provided a reasonable




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opportunity to be heard, which judgment shall be final and binding upon
Employee. In the event that the employment of Employee shall be terminated by the Company for Cause pursuant to this paragraph 7, Employee shall be entitled to receive his salary, and any other amounts properly due from the Company to Employee (and unpaid), through the date of such termination. Employee shall accept payment pursuant to this subparagraph 7(b) in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph 7 shall constitute a waiver or release by the Company of any rights or claims it may have against Employee, including, but not limited to, any claims or rights pursuant to paragraph 10 hereof or arising from actions or omissions which may give rise to an event causing termination of this Agreement pursuant to this paragraph 7.

         8.      TERMINATION WITHOUT CAUSE; MITIGATION & SET-OFF.

                 (a) The Company may by written notice to Employee terminate Employee's employment hereunder at any time without Cause (i.e., for any reason other than for Cause), provided that it delivers to Employee written notice of such termination and provides to Employee the payments required in this paragraph 8. Upon termination of Employee's employment other than for Cause pursuant to this paragraph 8, Employee shall be paid the salary compensation to which Employee is entitled under paragraph 3 hereof, at the Company's regular and customary intervals for such payment, (i) if Employee is so terminated between the date hereof and the 1994 Termination Date, through the date which is one (1) year following the date of Employee's notice of termination, (ii) if Employee is so terminated between the day after the 1994 Termination Date and the 1995 Date, through the date which is nine (9) months following the date of Employee's notice of termination, (iii) if Employee is so terminated between the day after the 1995 Date and the 1996 Date, through the date which is six
(6) months following the date of Employee's notice of termination, and (iv) if Employee is so terminated at any time after the day after the 1996 Termination Date, through the date which is one (1) week following the date of Employee's notice of termination. Employee shall accept such payments in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

                 (b) In the event of a termination of Employee's employment under Section 8(a) hereof, or any notification by the Company of the expiration of Employee's term of employment under Section 2 hereof, Employee shall make reasonable efforts to mitigate the damage, cost and expense to the Company by seeking alternative employment. Notwithstanding any other term or provision of this Agreement, to the extent that Employee receives compensation (whether in the form of salary, bonus or otherwise) from such other employment, the payments to be made by the Company




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under any provision of this Agreement shall be correspondingly reduced, dollar-for-dollar, against such compensation received by Employee through such other employment. Employee covenants and agrees that he will provide the Company, or cause such other employer to provide the Company, with such employment, payroll and other records as may be necessary or appropriate for the Company to make the appropriate set-off calculations under this Section 8(b).

         9. TERMINATION BY EMPLOYEE. Employee may by written notice to the Company terminate Employee's employment hereunder, provided that he delivers to the Company not less than six (6) months advance written notice of such termination (the six-month period between such notice and termination being referred to herein as the "Termination Period"). During the Termination Period, so long as Employee performs his duties and responsibilities as required in accordance with this Agreement (and so long as the Company is not entitled to terminate Employee for Cause pursuant to paragraph 7 hereof, in which case the provisions of paragraph 7, and not this paragraph 9, shall apply), Employee shall be entitled to the salary, bonus and benefits (to the extent earned, accrued and payable) described in paragraphs 3 and 4 hereof, in each case, payable at the Company's regular and customary intervals for such payment or benefit, through the date of termination. Employee shall be entitled to no payments or benefits following the date of any termination under this paragraph 9. Employee shall accept such payments and benefits in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

         10.     RESTRICTIVE COVENANTS.

                 (a) Employee recognizes and acknowledges that confidential, proprietary and sensitive competitive information may exist and come into Employee's possession, from time to time during the course of Employee's employment with the Company, with respect to the business, operations and prospects of the Company. Accordingly, and as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that he will not, during or after his term of employment hereunder, except if required or if appropriate and in the best interests of the Company in connection with the proper performance of his duties hereunder, disclose, or assist or permit the unauthorized disclosure of, any confidential, proprietary or sensitive competitive information relating to the Company to any individual or entity. The provisions of this paragraph 10(a) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Employee's breach of his obligations hereunder), information which is or shall become available in trade or other publications (except by reason of Employee's breach of his obligations hereunder), and information which Employee is required to disclose by law or by order of a court of competent jurisdiction



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(but only to the extent specifically required by law or ordered by such court and, when reasonably possible, only then if Employee shall have given the Company reasonable prior notice of such intended disclosure so that it has the opportunity to seek a protective order if it deems such appropriate).

                 (b) As used in this Agreement, confidential, proprietary and/or sensitive competitive "information" shall mean and include any and all studies, plans, reports, surveys, analyses, sketches, drawings, notes, records, recordings, computer software, programs or memory, unpublished memoranda or documents, and all other material nonpublic information relating to the Company's activities, affairs, business, operations or prospects, including, without limitation, all methods, processes, techniques, shop practices, equipment, research data, marketing and sales information, personnel data, customer lists, supplier lists, employee lists, financial data, and all other techniques, know-how and trade secrets which presently or in the future are in the possession of the Company. Such "information" shall not include general knowledge, expertise or skills gained by Employee with respect to the industry or markets in which the Company operates.

                 (c) Also as a material inducement to the Company to enter into this Agreement, Employee covenants and agrees that, so long as he is employed hereunder, Employee shall work exclusively for the Company, and shall not, directly or indirectly, engage (either as principal, agent, consultant or lender, or through any corporation, firm or organization in which he may be an officer, director, employee, shareholder, partner, lender, member, trustee or with which he is otherwise affiliated or derives some financial benefit) in any business for profit in the United States, nor shall he work for or advise any person(s) engaged in any such business, which is engaged in any business competitive with the business of the Company.

                 (d) Employee shall advise the Company's Board of Directors in writing of any matter in which Employee is or will become involved or interested which appears to present a conflict of interest with the interests of the Company and Employee will promptly comply with any action requested by the Board to resolve or remedy any such conflict as, when and if such arises.

                 (e) Notwithstanding any other term or provision of this or any other agreement, if any suit or proceeding is instituted by the Company pertaining to this paragraph 10, the Company, in addition to any other relief to which it may be entitled, shall be entitled to its costs, expenses and attorney's fees incurred in connection with any such suit or proceeding.

         11. INJUNCTION. Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, that, in connection with such services, he will have



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access to confidential, proprietary and/or sensitive competitive information vital to the Company's business, operations and prospects and that therefore the restrictive covenants set forth in paragraph 10 are fair and reasonable, are material to this Agreement and have materially induced the Company to enter into this Agreement and provide the benefits to Employee provided hereunder. Accordingly, Employee consents and agrees that if he violates or breaches any of the provisions of paragraph 10, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to apply to any court of competent jurisdiction, and Employee hereby irrevocably agrees to submit to any such court's venue and jurisdiction, for an injunction restraining Employee from committing or continuing any such violation of this Agreement, or for such other equitable or special relief that the Company shall deem appropriate in view of such violation. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, recovery of damages, permitted at law or in equity.

         12. MODIFICATIONS OF RESTRICTIONS. In the event that any of the provisions contained in this Agreement (including without limitation the provisions of paragraph 10) shall be held to be in any way an unreasonable restriction on Employee or otherwise void or unenforceable, then the court so holding may reduce the territory and/or period of time in which such restriction operates, or modify or eliminate any such restriction, to the extent necessary to render such paragraph enforceable to the maximum extent provided hereunder.

         13. ATTORNEYS' FEES. In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party in such litigation shall pay to the successful party all fees, costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees, and including costs and attorneys' fees for all appellate proceedings, which costs, expenses and fees shall be included in and made a part of any judgment or award rendered in such litigation.

         14. NOTICES. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given or delivered (i) when delivered, if delivered personally or by recognized overnight courier, or (ii) three days after being sent, if sent by certified or registered mail, postage prepaid, return receipt requested, in each case, to the following addresses:

         If to the Company, to:   Patten Corporation
                                  5295 Town Center Road
                                  Suite 400
                                  Boca Raton, FL  33486
                                  Attention:  Chairman of the Board




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
         If to Employee, to:               George F. Donovan
                                           c/o Patten Corporation
                                           5295 Town Center Road
                                           Suite 400
                                           Boca Raton, FL  33486

         Any party may by written notice change the address to which notice or other communications to it are to be delivered or mailed. The Company's address shall automatically change to any new address for the Company's principal executive offices.

         15. EMPLOYEE'S ADDRESS. Upon termination of Employee's employment hereunder for any reason and for a period of two (2) years thereafter, Employee shall advise the Company of his home and business addresses and phone numbers, and the identity of his employer, including any changes therein.

         16. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes, and shall not be modified or affected by, any offer, proposal, statement, promise, assurance, reference, warranty, representation, arrangement or agreement, oral or written, made by or for either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Employee. The waiver by either party of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

         17. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Employee and his heirs, executors, administrators, or other legal representatives. This Agreement is not assignable by Employee.

         18. HEADINGS. Paragraph and subparagraph captions and headings in this Agreement are for convenience of reference only and shall not effect the construction, meaning or interpretation hereof.

         19. LAW APPLICABLE. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida (without reference to the conflict of laws provisions thereof).

         20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement, which



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agreement shall become effective when one or more counterparts have been executed by each party and delivered to each other party.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    PATTEN CORPORATION



                                    By: /s/ HARRY S. PATTEN
                                       -------------------------
                                    Name:   Harry S. Patten
                                    Title:  Chairman and Chief
                                            Executive Officer


                                    EMPLOYEE



                                    /s/  GEORGE F. DONOVAN
                                    ----------------------------
                                         GEORGE F. DONOVAN


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